Exhibit 10.1

IN THE UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF NEW JERSEY

CONSUMER FINANCIAL PROTECTION BUREAU, and UNITED STATES OF AMERICA Plaintiffs, v. HUDSON CITY SAVINGS BANK, F.S.B. Defendant.	Case No. CONSENT ORDER

I.     INTRODUCTION

The parties jointly submit this Consent Order (“Order”) for the approval of and entry by the Court. The Order resolves all claims of the Consumer Financial Protection Bureau (“Bureau”) and the United States (collectively, “Plaintiffs”) simultaneously filed in a Complaint (ECF No. 1) alleging that Hudson City Savings Bank, F.S.B. (“Hudson City” or “Defendant”) engaged in a pattern or practice of conduct in violation of the Equal Credit Opportunity Act (“ECOA”), 15 U.S.C. §§ 1691-1691f, and the Fair Housing Act (“FHA”), 42 U.S.C. §§ 3601-3619. Plaintiffs allege that Defendant unlawfully discriminated by redlining majority-Black-and-Hispanic neighborhoods, as defined below, in its residential mortgage lending. Hudson City neither admits nor denies these claims.

There has been no factual finding or adjudication with respect to any matter alleged by Plaintiffs. The execution of this Order is neither an admission nor denial by Defendant of any violation of the FHA or ECOA by Hudson City. The parties agree that full implementation of the terms of this Order will resolve the allegations in Plaintiffs’ Complaint.

II.     BACKGROUND

Defendant is a federally chartered savings bank headquartered in Paramus, New Jersey, offering traditional deposit products, residential real-estate mortgage loans and consumer loans. Defendant currently operates 135 branches in three states: New Jersey, New York, and Connecticut. As of June 30, 2015, Defendant had total assets of $35.4 billion. Defendant is a wholly-owned subsidiary of Hudson City Bancorp, Inc., a savings and loan holding company.

After the Bureau conducted an exam, and Plaintiffs conducted a joint investigation, of Defendant’s lending practices, Plaintiffs concluded that, at least between January 1, 2009 and December 31, 2013, Defendant unlawfully discriminated by redlining majority-Black-and-Hispanic neighborhoods in the New York-Northern New Jersey-Long Island, NY-NJ-PA; Bridgeport-Stamford-Norwalk, CT; and Philadelphia-Camden-Wilmington, PA-NJ-DE Metropolitan Statistical Areas (“Affected MSAs” as defined below).

The Complaint alleges, inter alia, that Defendant’s policies and practices denied an equal opportunity to and discouraged the residents of majority-Black-and-Hispanic neighborhoods in these Affected MSAs to obtain mortgage loans on account of the racial composition of those neighborhoods. In the provisions of this Order, Defendant has committed to remedying the practices alleged in the Complaint by ensuring that the credit needs of residents located in majority-Black-and-Hispanic neighborhoods are fairly met in the future and aiding in the revitalization and stabilization of the housing market in these affected communities.

III.     POSITION OF DEFENDANT

Hudson City asserts that throughout the period of time at issue in this proceeding and to the present, it has treated all of its customers fairly and without regard to impermissible factors such as race and national origin. Hudson City believed that it was satisfying its obligations to meet the credit needs of majority-Black-and-Hispanic neighborhoods by purchasing from other lenders FHA-guaranteed mortgages that were secured by residential properties in majority-Black-and-Hispanic neighborhoods. Hudson City enters this settlement solely for the purpose of avoiding contested litigation with the United States and the Bureau, and to instead devote its resources to providing fair credit services to eligible persons, and to providing important and meaningful assistance to borrowers in certain markets.

IV.     DEFINITIONS

The following definitions apply to this Consent Order:

a.	“Affected MSAs” means the New York-Newark-Jersey City, NY-NJ-PA Metropolitan Statistical Area; the Bridgeport-Stamford-Norwalk, CT Metropolitan Statistical Area; and the Philadelphia-Camden-Wilmington, PA-NJ-DE Metropolitan Statistical Area.

b.	“Board” means Defendant’s duly elected and acting Board of Directors.

c.	“Covered Employees” means all of Defendant’s employees with substantive involvement in mortgage lending or marketing in the Affected MSAs or management responsibility over such employees.

d.	“Defendant” means Hudson City Savings Bank, F.S.B. and its successors and assigns.

e.	“Effective Date” means the date on which the Court enters this Order.

f.	“Majority-Black-and-Hispanic neighborhood” or “majority-Black-and-Hispanic area” means a census tract in which more than 50 percent of the residents are identified in the 2010 U.S. Census as either “Black or African American” or “Hispanic or Latino.”

g.	“Non-objection” means written notification to Defendant that there is not an objection to a proposal by Defendant for a course of action. Plaintiffs will endeavor to direct revisions or provide a Non-objection within 30 days of the submission of a proposal by Defendant. In the event of an objection to a proposal, Defendant will make all revisions directed by Plaintiffs and resubmit the proposal for Non-objection within 14 days. Unless otherwise specified below, Defendant will begin implementation of the course of action and follow any steps, recommendations, deadlines, and timeframes within 14 days of notification to Defendant of Non-objection. Any material changes to the course of action cannot be made without Defendant obtaining written notification that there is not an objection to Defendant’s proposed change.

V.     TERMS OF ORDER

A.	Nondiscrimination Injunction

1. Defendant, including all of its officers, employees, agents, representatives, assignees, and successors in interest, and all those in active concert or participation with any of them, is hereby enjoined from engaging in any act or practice in the Affected MSAs that discriminates on the basis of race, color, or national origin that (a) violates ECOA in any aspect of a credit transaction, or (b) violates the FHA in any aspect of a residential real-estate related transaction.

B.	Fair Lending Compliance and Training

2. Within 60 days of the Effective Date, Defendant must identify1 an independent

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All material required by this Order to be sent to Plaintiffs must be sent by commercial overnight delivery service addressed as follows: Fair Lending Director, c/o Jeffrey Blumberg, Consumer Financial Protection Bureau, 1625 Eye Street, NW, Room 4037, Washington, DC 20006, and Ronald Lee, U.S. Department of Justice, Civil Rights Division, Housing and Civil Enforcement Section, 1800 G Street NW, Suite 7002, Washington, DC 20006. The parties may also agree to delivery either electronically or by hand delivery to the above addresses by courier.

third-party compliance-management-system consultant (“CMS Consultant”), subject to Plaintiffs’ Non-objection, to assist in the review and revision as necessary of Defendant’s compliance management system with respect to redlining. Within 20 days of the Non-objection to the selection of the CMS Consultant, Defendant must enter into a contract with the CMS Consultant, subject to Plaintiffs’ Non-objection, requiring the CMS Consultant to conduct a detailed assessment of Defendant’s redlining compliance management system, including at a minimum, Defendant’s assessment area under the Community Reinvestment Act (“CRA Assessment Area”); geographic restrictions on loan products; branch locations; loan officer locations; product availability at branch locations; broker selection and monitoring; and marketing. The CMS Consultant will also be required to make recommendations of steps Defendant should take to ensure that Defendant does not engage in unlawful redlining in violation of the ECOA or the FHA.

3. Within 90 days of notification of Plaintiffs’ Non-objection to Defendant’s contract with the CMS Consultant, Defendant must submit to Plaintiffs a detailed written report by the CMS Consultant describing the Defendant’s fair lending compliance management system, weaknesses in the system, and recommendations to strengthen the system to ensure that Defendant complies with ECOA and the FHA with respect to redlining prohibitions.

4. Unless otherwise specified in Paragraph 57, within 60 days of Defendant’s submission of the CMS Consultant’s written report pursuant to Paragraph 3 Defendant will submit a written compliance plan (“Compliance Plan”) to Plaintiffs, subject to Non-objection by

Plaintiffs, implementation of which will ensure that Defendant complies with ECOA and the FHA with respect to redlining prohibitions in the Affected MSAs. The Compliance Plan will include, at least:

(a) Steps to effectively and promptly revise all of Defendant’s mortgage lending policies and practices that pose redlining risks—including at a minimum risk that may arise from branch or loan officer location; mortgage loan product availability at branches; CRA assessment area delineations; broker selection and monitoring; geographic restrictions on loan products; and marketing—including those risks identified by the CMS Consultant;

(b) Adoption of a written policy and procedures regarding Defendant’s selection and oversight of its mortgage brokers to address redlining risk, including policies and procedures for monitoring the activities of mortgage brokers and loan officers regarding the solicitation and origination of loans in majority-Black-and-Hispanic neighborhoods;

(c) Fair lending training as set forth in Paragraph 6 below; and

(d) A formal process for ongoing statistical monitoring for redlining risk, including statistical peer analysis of applications and originations from majority-Black-and-Hispanic neighborhoods and census tracts with relatively high concentrations of Black and Hispanic residents.

5. Within 120 days of the Effective Date, Defendant will hire or designate a dedicated Fair Lending Officer who will report directly to Defendant’s Chief Compliance Officer and whose primary responsibilities will include ensuring Defendant’s compliance with its fair lending obligations in the Affected MSAs, implementing the Compliance Plan, and ensuring compliance with this Order.

6. Within 180 days of the Effective Date, Defendant will provide training to all Covered Employees to ensure that their activities are conducted in a nondiscriminatory manner. This training will address Defendant’s obligations under the ECOA and FHA and Defendant’s responsibilities under this Order, and may be conducted by webinar or interactive web-based training programs. The training must require employees to verify participation and demonstrate proficiency. Defendant will provide this fair lending training annually to Covered Employees. Defendant may retain an independent qualified third-party to conduct the training. In addition to the training for Covered Employees described in this Paragraph, Defendant’s senior management who participate in Defendant’s lending, branching, broker network, or marketing in the Affected MSAs, and Defendant’s Board of Directors will receive specialized training targeted to their oversight function that will include at a minimum training on implicit racial bias, conduct that could constitute redlining, and how to detect, prevent, and remedy redlining. The selection of any independent qualified third-party and the proposed training curriculum will be subject to the Non-objection of Plaintiffs.

7. Defendant will bear all costs associated with the training.

8. Within 15 days of the Effective Date, Defendant will provide to all Covered Employees, members of senior management identified in Paragraph 6, and members of the Board of Directors an explanation and copies of this Order and the Complaint in this matter, and allow an opportunity for such employees and members to have any questions concerning this Order and the Complaint answered.

9. Defendant will secure from each individual referenced in Paragraph 6 a signed statement acknowledging that s/he has received a copy of this Order and the Complaint, and has completed the fair lending training. These statements will be substantially in the form of Appendix A (Acknowledgment) and Appendix B (Fair Lending Training). Defendant will provide each individual who becomes a Covered Employee, member of senior management identified in Paragraph 6, or director a copy of this Order and the Complaint, provide an opportunity to have any questions answered, and secure a signed acknowledgement no later than 10 business days after the individual becomes a Covered Employee, member of senior management, or director. Defendant will further provide each such individual with the training referenced in Paragraph 6 and secure a signed acknowledgment within 60 days of their hire.

C.	Community Reinvestment Act Assessment Areas

10. Subject to any applicable approval of the appropriate regulator, within 30 days of the Effective Date, Defendant will revise its CRA assessment areas to include all of Bronx, Kings, Queens, and New York counties in New York State, the city of Camden, NJ, and the city of Philadelphia, PA. Defendant must not eliminate majority-Black-and-Hispanic areas from its CRA assessment area within the Affected MSAs throughout the term of this Order. Nothing in this Order precludes Defendant from further expanding its CRA assessment area within the Affected MSAs in a manner consistent with the provisions of the CRA and its implementing regulations.

11. Defendant will provide written notice to Plaintiffs of any changes in its CRA assessment areas within the Affected MSAs at the same time such notice is provided to its CRA regulator. Plaintiffs will raise any concerns with such proposed changes to its CRA assessment area with Defendant and its CRA regulator within 30 days.

12. With respect to the Affected MSAs, Defendant will ensure that all of its policies, publications, and marketing materials that refer to the geographic area in which it lends describe an area no smaller than the lending area it is required to serve pursuant to Paragraph 10.

D.	Credit Needs Assessment and Remedial Plan

13. Within 60 days of the Effective Date, Defendant will propose an independent third-party credit-needs-assessment consultant (“CNA Consultant”) to begin an assessment of the credit needs of majority-Black-and-Hispanic neighborhoods within the Affected MSAs. The selection of the CNA Consultant will be subject to Non-objection by Plaintiffs. This credit needs assessment will include: (a) an analysis of the most recent available demographic and socioeconomic data about the majority-Black-and-Hispanic neighborhoods; (b) an evaluation (to include market research and interviews) of the credit needs of, and corresponding lending opportunities in, these neighborhoods, including, but not limited to, the need for and feasibility of alternative mortgage and other credit products; (c) in-person marketing visits with brokers and correspondents to discuss product offerings, competition, and the viability of obtaining more applications from majority-Black-and-Hispanic areas; (d) consideration of how Defendant’s lending operations can be expanded to serve the remedial goals of this Order; (e) a thorough review of the availability and feasibility of relevant federal, state, and local governmental programs; and an evaluation of how participation in each of them would assist in achieving the remedial goals of this Order; and (f) meetings with representatives of community organizations significantly involved in promoting fair lending, home ownership, or residential development in affected majority-Black-and-Hispanic neighborhoods.

14. Unless otherwise specified in Paragraph 57, within 90 days of Plaintiffs’ Non-objection to the CNA Consultant, Defendant will submit to Plaintiffs a written report by the CNA Consultant (“CNA Report”) of this credit needs assessment containing recommendations that address how each requirement of this Order set forth in Paragraphs 17-43 should be carried out to best achieve the remedial goals of this Order.

15. Within 60 days of the submission of the CNA Consultant’s Report, Defendant will submit to Plaintiffs a Remedial Plan that details, in light of the recommendations made by the CNA Consultant, the actions Defendant proposes to take to comply with the requirements in Paragraphs 17-43 of this Order to best achieve the remedial goals of this Order and specific timeframes and deadlines for implementation of these actions. As specified below, the proposals within the Remedial Plan will be subject to Plaintiffs’ Non-objection.

16. Within 120 days of the Effective Date, Defendant will hire or designate a full-time Director of Community Lending. For the duration of this Order, the Director of Community Lending will have primary responsibility for overseeing the continued development of Defendant’s lending in majority-Black-and-Hispanic neighborhoods within the Affected MSAs consistent with the action steps contained in the Remedial Plan; coordinating Defendant’s involvement in community lending initiatives and outreach programs within the Affected MSAs; serving as a resource to lending staff to encourage and develop more lending within majority-Black-and-Hispanic neighborhoods within the Affected MSAs; promoting financial education and counseling within the Affected MSAs; and building relationships with community groups within the Affected MSAs. The Director of Community Lending will be a member of management and will report directly to the Board.

E.	Physical Expansion to Serve Black and Hispanic Neighborhoods

17. Subject to any applicable approval of the appropriate regulator, Defendant will open or acquire two new full-service branches located within majority-Black-and-Hispanic neighborhoods in the Affected MSAs. These branches will be in retail-oriented spaces in visible locations accessible to concentrations of owner-occupied residential properties in the majority-

Black-and-Hispanic neighborhoods in the Affected MSAs. Defendant will determine the location of these branches based on the results of the credit needs assessment required in Paragraph 13, identifying the majority-Black-and-Hispanic neighborhoods that are in need of banking and credit services.

18. Each such new branch will provide the complete range of services typically offered at Defendant’s full-service branches and will accept first-lien mortgage loan applications.

19. The specific sites of the two branches will be subject to the Non-objection of Plaintiffs.

20. Defendant will make all reasonable efforts to open or acquire the two new branches meeting the requirements of Paragraphs 17 and 18 within 18 and 30 months of the Effective Date, respectively. If either of the branches has not been opened or acquired, or otherwise fails to meet the requirements of Paragraphs 17 or 18 within the term of this Order, Defendant will provide a written proposal subject to Plaintiffs’ Non-objection setting forth in detail the steps to be taken to comply with Paragraphs 17-18 of this Order.

21. Nothing in this Order precludes Defendant from opening or acquiring additional branch offices or loan production offices. Defendant will evaluate future opportunities for expansion within the Affected MSAs, whether by acquisition or opening new offices, in a manner consistent with achieving the remedial goals of this Order. Defendant must notify Plaintiffs of any plans to open or acquire any new branches or other offices within the Affected MSAs at the same time that it notifies its regulator(s) so that Plaintiffs may raise any concerns with Defendant and its regulator(s) before regulatory approval is granted.

22. Within 60 days of the Effective Date, Defendant will ensure that each of its existing branches that is located in a majority-Black-and-Hispanic neighborhood within an Affected MSA accepts first-lien mortgage loan applications.

23. Within 180 days of the Effective Date, Defendant will ensure that not less than eight percent (8%) of its mortgage loan officers in the Affected MSAs, and in any event not less than three (3) mortgage loan officers total, are assigned to serve branches and loan production offices in majority-Black-and-Hispanic neighborhoods within the Affected MSAs. Defendant will assign such loan officers so as to cover all majority-Black-and-Hispanic neighborhoods within the Affected MSAs.

24. Defendant will propose in the Remedial Plan how it will comply with the requirements of Paragraphs 17-23. This proposal will be subject to Non-objection by Plaintiffs.

F.	Loan Subsidy Program

25. Defendant will invest $25,000,000 in a Loan Subsidy Program to increase the credit that Defendant extends in majority-Black-and-Hispanic neighborhoods in the Affected MSAs to remedy its alleged redlining (“Loan Subsidy Program”). The Loan Subsidy Program will offer residents in majority-Black-and-Hispanic neighborhoods in the Affected MSAs home mortgage loans on a more affordable basis than otherwise available from Defendant. Loans originated under this program will not exceed the conforming loan limit applicable to Fannie Mae and Freddie Mac.

26. Under the Loan Subsidy Program, Defendant will subsidize home mortgage loans made to “qualified applicants.” A “qualified applicant” is any applicant who is (i) qualified for a residential mortgage loan under Defendant’s underwriting standards, and (ii) applies for a mortgage for a residential property located in a majority-Black-and-Hispanic census tract in the Affected MSAs that will serve as the borrower’s primary residence.

27. Loan subsidies under the Loan Subsidy Program can be provided by the following means:

(a) originating or brokering a loan for a home purchase, refinancing, or home improvement at an interest rate below the otherwise prevailing market interest rate offered by Defendant;

(b) a direct grant for the purpose of down payment assistance;

(c) closing cost assistance in the form of a direct grant;

(d) payment of the initial mortgage insurance premium on loans subject to such mortgage insurance; and

(e) other means subject to advance Non-objection by Plaintiffs.

28. Defendant retains the discretion to offer more than one, or all, of the forms of financial assistance set forth in Paragraph 27 to qualified applicants on an individual basis as it deems appropriate under the factual circumstances of a particular application. Defendant will exercise this discretion in a manner that enhances the likelihood that it will originate a loan to a qualified applicant consistent with applicable underwriting guidelines and safety and soundness standards, and will have discretion to provide the loan subsidy among its loan products. In no case shall the combined forms of financial assistance set forth in Paragraph 27 exceed $18,750.

29. No provision of this Order, including the Loan Subsidy Program, requires Defendant to make any unsafe or unsound loan or to make a loan to a person who is not qualified for the loan based upon lawful, nondiscriminatory terms; however, Defendant may choose to apply more flexible underwriting standards in connection with the Loan Subsidy Program, so long as those standards comport with safe and sound lending practices. Defendant’s underwriting standards applied to residents of majority-Black-and-Hispanic neighborhoods will be no less favorable than the standards that are applied in other tracts. At the same time, no provision of this Order imposes an obligation on Defendant to apply underwriting standards to applicants that qualify for the Loan Subsidy Program that are more favorable than the standards otherwise applied by Defendant.

30. The investment of Defendant under the Loan Subsidy Program will consist of the cost to Defendant of providing the subsidies to consumers described in Paragraph 27 and not the cost of implementation of the Loan Subsidy Program.

31. The methodology used to calculate the total cost to the Defendant of the Loan Subsidy Program will be submitted to Plaintiffs for Non-objection in the Remedial Plan.

32. Defendant will propose in the Remedial Plan how it will implement the requirements of Paragraphs 25-29. This proposal will be subject to Non-objection by Plaintiffs.

G.	Advertising and Outreach

33. Defendant will spend a minimum of $200,000 per year on the targeted advertising and outreach campaign described in Paragraphs 34-36.

34. The advertising and outreach campaign will consider the results of the credit needs assessment required in Paragraph 13, will effectively advertise the Loan Subsidy Program, and will be targeted to generate applications for mortgage loans from qualified residents in majority-Black-and-Hispanic neighborhoods in the Affected MSAs.

35. The advertising campaign will include the following components:

(a) At least two print media in each of the Affected MSAs that are specifically directed to African-American consumers and to Hispanic consumers in either Spanish or both English and Spanish;

(b) Radio advertisements in each of the Affected MSAs on at least two African-American-oriented radio stations and/or Hispanic-oriented radio stations in either Spanish or both English and Spanish;

(c) Point-of-distribution materials, such as posters and brochures, targeted toward majority-Black-and-Hispanic neighborhoods in the Affected MSAs. Materials directed toward Hispanic consumers will be provided in Spanish or in English and Spanish. Defendant will place or display these promotional materials in its branch offices and additional appropriate distribution locations located in majority-Black-and-Hispanic neighborhoods in the Affected MSAs;

(d) Direct mailings targeted to residents in majority-Black-and-Hispanic neighborhoods within the Affected MSAs that are not targeted exclusively or primarily at existing customers of Defendant. Materials directed toward Hispanic consumers will be provided in Spanish or in English and Spanish; and

(e) An equal housing opportunity logotype, slogan, or statement on all of Defendant’s print advertising and promotional materials targeted at the Affected MSAs, and an audible statement of “Equal Opportunity Lender” on all of Defendant’s radio and television advertisements targeted at the Affected MSAs.

36. In addition to the targeted advertising efforts described in Paragraphs 35, Defendant will conduct quarterly outreach programs in the Affected MSAs for mortgage brokers, real estate brokers and agents, developers, and public or private entities engaged in residential real estate-related business in majority-Black-and-Hispanic neighborhoods in the Affected MSAs to inform them of the products and services Defendant offers, including the Loan Subsidy Program in this Order, and to otherwise develop business relationships with them. These programs will be offered at locations reasonably convenient to the business operations of the attendees.

37. Defendant will propose in the Remedial Plan how it will implement the requirements of Paragraphs 33-36. This proposal will be subject to Non-objection by Plaintiffs.

H.	Consumer Financial Education

38. The parties acknowledge that financially-educated consumers are essential to the remedial goal of sustained increases in Defendant’s residential lending in majority-Black-and-Hispanic neighborhoods within Defendant’s CRA assessment areas in the Affected MSAs.

39. Defendant will spend a minimum of $100,000 per year on the following consumer financial education programs that will help identify and develop qualified loan applicants from majority-Black-and-Hispanic neighborhoods in the Affected MSAs within Defendant’s revised CRA assessment areas and will consider the results of the credit needs assessment required in Paragraph 13. Defendant will sponsor a minimum of 12 financial education events per year offered by community and governmental organizations engaged in fair lending work, or through Defendant’s own financial education programs. Salaries or other compensation for participating personnel of Defendant will not be counted towards the amount spent on these programs. These events will cover credit counseling, financial literacy, and other related educational programs to help identify and develop qualified loan applicants from majority-Black-and-Hispanic neighborhoods in the Affected MSAs. These financial education events will be marketed towards residents of majority-Black-and-Hispanic neighborhoods in the Affected MSAs within Defendant’s revised assessment areas, and held at locations intended to be convenient to those residents.

40. Defendant will propose in the Remedial Plan how it will implement the requirements of Paragraphs 38-39. This proposal will be subject to Non-objection by Plaintiffs.

I.	Community Development Partnership Program

41. Defendant will partner with one or more community-based organizations or governmental organizations that provide (1) home repair or other grants designed to assist homeowners who experience financial distress or deferred maintenance on their properties, or (2) credit, financial, homeownership, or foreclosure prevention services, in either case to the residents of majority-Black-and-Hispanic neighborhoods in the Affected MSAs. Defendant will develop such partnerships in a manner consistent with achieving the remedial goals of this Order; specifically, Defendant will form partnerships with organizations that will aid it in establishing a physical presence in majority-Black-and-Hispanic neighborhoods in the Affected MSAs; marketing its residential loan products in majority-Black-and-Hispanic neighborhoods in the Affected MSAs; extending credit to qualified borrowers in majority-Black-and-Hispanic neighborhoods in the Affected MSAs; and assisting with the revitalization and stabilization of the housing market in majority-Black-and-Hispanic neighborhoods in the Affected MSAs. Defendant must spend a minimum of $750,000 on these partnerships.

42. Defendant will propose in the Remedial Plan how it will implement the requirements of Paragraph 41. Defendant’s proposal will include a thorough review of all partner organizations; a summary of its meetings with these organizations; an examination of any relevant federal, state, or local governmental programs that may assist Defendant and the organization(s) in serving the affected areas; and the basis for Defendant’s selection of the proposed partner(s). The proposal should also describe in detail how Defendant intends to implement the partnership(s) over the term of this Order. This proposal will be subject to Non-objection by the United States.

43. Defendant will annually evaluate its partnership(s), in order to identify any required changes to the program to better meet the residential credit needs of the majority-Black-and-Hispanic neighborhoods in the Affected MSAs. Defendant will present its evaluation and any proposed changes to the United States. Any proposed changes will be subject to Non-objection by the United States.

J.	Civil Monetary Penalties

44. Under Section 1055(c) of the Consumer Financial Protection Act, 12 U.S.C. § 5565(c), by reason of the alleged violations of the ECOA described in the Complaint, and taking into account the factors in 12 U.S.C. § 5565(c)(3), Defendant must pay a civil money penalty of $5,500,000 to the Bureau.

45. Within 10 days of the Effective Date, Defendant will pay the civil money penalty by wire transfer to the Bureau or the Bureau’s agent in compliance with the Bureau’s wiring instructions.

46. The civil money penalty paid under this Consent Order will be deposited in the Civil Penalty Fund of the Bureau as required by Section 1017(d) of the CFPA, 12 U.S.C. § 5497(d).

47. Defendant will treat the civil money penalty paid under this Order as a penalty paid to the government for all purposes. Regardless of how the Bureau ultimately uses those funds, Defendant may not:

(a) Claim, assert, or apply for a tax deduction, tax credit, or any other tax benefit for any civil money penalty paid under this Order; or

(b) Seek or accept, directly or indirectly, reimbursement or indemnification from any source, including but not limited to payment made under any insurance policy, with regard to any civil money penalty paid under this Order.

48. To preserve the deterrent effect of the civil money penalty in any private action by or on behalf of one or more consumers or an enforcement action by another governmental agency brought against Defendant based on substantially the same facts alleged in Plaintiffs’ Complaint (“Related Consumer Action”), Defendant may not argue that Defendant is entitled to, nor may Defendant benefit by, any offset or reduction of any monetary remedies imposed in the Related Consumer Action because of the civil money penalty paid in this action (“Penalty Offset”). If the court in any Related Consumer Action grants such a Penalty Offset, Defendant will, within 30 days after entry of a final order granting the Penalty Offset, notify the Bureau, and pay the amount of the Penalty Offset to the U.S. Treasury. Such a payment will not be considered an additional civil money penalty and will not change the amount of the civil money penalty imposed in this action.

VI.     EVALUATING AND MONITORING COMPLIANCE

49. For the term of this Order, Defendant will retain all records relating to its obligations under this Order and all activities to carry out this Order. Plaintiffs will have the right to review and copy such records upon request.

50. In addition to the submission of any other plans or reports specified in this Order, Defendant will submit an Annual Report to Plaintiffs on its progress in fulfilling the requirements of this Order. Each such report will provide a complete account of Defendant’s actions to comply with each requirement of this Order during the previous year, Defendant’s objective assessment of the extent to which each quantifiable obligation was met, an explanation of why any particular component fell short of meeting the goal for that period, and any recommendations for additional actions to achieve the goals of this Order. Defendant’s Board of Directors must approve this report, and Defendant will submit this report each year for the term of this Order within 45 days of the anniversary of the first quarter-end following the Effective Date. In addition, Defendant will attach to the Annual Reports representative copies of training material and advertising and marketing materials disseminated pursuant to this Order. Plaintiffs will review each report submitted by Defendant and will have 30 days to raise any objections to it, and if Plaintiffs raise any objections, the parties will confer to resolve their differences. In the event they are unable to do so, either party may bring the dispute to the Court for resolution.

VII.     ROLE OF THE BOARD AND COMPLIANCE COMMITTEE

51. The Board (or a committee thereof) will review all submissions (including plans, reports, programs, policies, and procedures) required by this Order prior to submission to Plaintiffs.

52. Although this Order requires Defendant to submit certain documents for review or Non-objection to the Bureau and/or the United States, the Board will have the ultimate responsibility for proper and sound oversight of Defendant and for ensuring Defendant’s compliance with federal consumer financial law, including the ECOA, the FHA, and this Order.

53. The Board will establish a Compliance Committee of at least three directors, no more than one of whom may be an officer or employee of Defendant. The Compliance Committee will also include the newly hired or designated Fair Lending Officer and Director of Community Lending specified in Paragraphs 5 and 16. Within 20 days of the Effective Date, the Board will provide in writing to Plaintiffs the name of each member of the Compliance Committee. In the event of any change of membership, the Board will submit the name of any new member in writing to Plaintiffs.

54. Until the termination of this Order, the Compliance Committee will be responsible for monitoring and coordinating Defendant’s adherence to the provisions of this Order. The Compliance Committee will meet at least every other month, and will maintain minutes of its meetings.

55. The Compliance Committee will provide quarterly updates to Defendant’s senior management and Board on the steps Defendant has taken and plans to take to implement the Compliance Plan and to comply with this Order. These quarterly updates to senior management and the Board will include, when applicable, updates on Defendant’s residential mortgage lending performance in the majority-Black and Hispanic neighborhoods within its revised CRA assessment areas in the Affected MSAs and a comparison of Defendant’s applications and originations to institutions in the Affected MSAs with a similar volume of residential mortgage lending activity. The applicable quarterly updates will be attached to each Annual Report required by Paragraph 50.

VIII.     ADMINISTRATION

56. Calculation of time limitations will run from the Effective Date and be based on calendar days, unless otherwise noted.

57. Corporate Changes.

(a) Defendant will notify Plaintiffs of any development that may materially affect compliance obligations arising under this Order, including but not limited to, a dissolution, assignment, sale, merger, or other action that would result in the emergence of a successor company; the creation or dissolution of a subsidiary, parent, or affiliate that engages in any acts or practices subject to this Order; the filing of any bankruptcy or insolvency proceeding by or against Defendant; or a change in Defendant’s name or address. Defendant will provide this notice as soon as practicable after learning about the development, but in any case at least 30 days before the development is finalized.

Plaintiffs acknowledge that Defendant has satisfied its obligation to provide notice under this subsection (a) of Paragraph 57 of the merger of Hudson City Bancorp (“Bancorp”), the parent holding company of Hudson City Savings Bank, F.S.B., with M&T Bank Corporation, whereby Bancorp and its subsidiaries, including Hudson City Savings Bank, F.S.B., shall be acquired by M&T Bank Corporation (“M&T Merger”) and the pending merger of Hudson City Savings Bank, F.S.B. with and into Manufacturers Banking and Trust Company (together with its successors and assigns, “M&T Bank”), with M&T Bank as the surviving institution (together with the M&T Merger, the “M&T Transactions”) and the related applications by M&T Bank Corporation and M&T Bank to the Board of Governors of the Federal Reserve System (“Federal Reserve”).

(b) If the M&T Transactions occur, then, notwithstanding any other provision of this Order that may be deemed to be to the contrary: (1) the requirements of Paragraphs 2 and 3 will be deemed satisfied, in which case the Compliance Plan required under Paragraph 4 must be submitted within 45 days of the date the M&T Transactions receive the approval of the Federal Reserve; (2) the requirements of Paragraph 5 will be deemed satisfied if M&T Bank designates an officer who will report to its Fair Lending Officer, who in turn reports to its Chief Compliance Officer; (3) the requirements of Paragraphs 13 and 14 may be deemed satisfied without the hiring of a CNA Consultant, in which case the CNA Report required by Paragraph 14 must be submitted within 90 days of the date the M&T Transactions receive the approval of the Federal Reserve; (4) the requirements of Paragraph 16 may be assumed by the Fair Lending Officer of M&T Bank; (5) the requirement in Paragraph 21 to notify Plaintiffs will be waived; and (6) the requirements of Paragraphs 53-55 may be assumed by the Risk Committee of the Board of Directors of M&T Bank.

58. Within 10 business days of the Effective Date, Defendant will:

(a) Designate at least one telephone number and email, physical, and postal address as points of contact, which Plaintiffs may use to communicate with Defendant;

(b) Identify all businesses for which Defendant is the majority owner, or that Defendant directly or indirectly controls, by all of their names, telephone numbers, and physical, postal, email, and Internet addresses; and

(c) Describe the activities of each such business, including the products and services offered, and the means of advertising, marketing, and sales.

59. Defendant will report any change in the information required to be submitted under Paragraph 58 as soon as practicable, but in any case at least 30 days before the change.

60. The requirements of this Order will be in effect until the later of: (a) Plaintiffs’ Non-objection to Defendant’s fifth Annual Report; (b) three months after the submission of a report by Defendant to Plaintiffs that demonstrates the fulfillment of Defendant’s obligation to invest all money required by this Order; or (c) the date on which both branches required by Paragraph 17 of this Order have been operated by Defendant for three years. Any time limits for performance fixed by this Order may be extended by mutual written agreement of the parties. Other modifications to this Order may be made only upon approval of the Court, by motion by either party. The parties recognize that there may be changes in relevant and material factual circumstances during the term of this Order that may impact the accomplishment of its goals. The parties agree to work cooperatively to discuss and attempt to agree upon any proposed modifications to this Order resulting therefrom. At any time after the Order has been in effect for four years, the parties may file a joint motion to terminate this Order, which motion may be proposed by Defendant if Defendant has fully complied with all its terms and accomplished the remedial goals of the Order, as determined by Plaintiffs.

61. In the event that any disputes arise about the interpretation of or compliance with the terms of this Order, the parties will endeavor in good faith to resolve any such dispute between themselves before bringing it to the Court for resolution. Plaintiffs agree that if it reasonably believes that Defendant has violated any provision of this Order, it will provide Defendant written notice thereof and give it 30 days to resolve the alleged violation before presenting the matter to the Court. In the event of either a failure by Defendant to perform in a timely manner any act required by this Order or an act by Defendant in violation of any provision hereof, Plaintiffs may move the Court to impose any remedy authorized by law or equity, including attorneys’ fees and costs.

62. Nothing in this Order will excuse Defendant’s compliance with any currently or subsequently effective provision of law or order of a regulator with authority over Defendant that imposes additional obligations on Defendant.

63. This Order is binding on Defendant, including all its officers, employees, agents, assignees, and successors in interest and all those in active concert or participation with any of them in the origination of loans. In the event Defendant seeks to transfer or assign all or part of its operations, and the successor or assignee intends on carrying on the same or similar use, as a condition of sale, Defendant will obtain the written accession of the successor or assignee to any obligations remaining under this Order for its remaining term.

64. Until the termination of this Order, Defendant will deliver a copy of this Order and the complaint to any business entity resulting from any change in structure referred to in Paragraph 57.

65. The parties agree that, as of the date of the entry of this Order, litigation is not “reasonably foreseeable” concerning the matters described above. To the extent that either party previously implemented a litigation hold to preserve documents, electronically stored information, or things related to the matters described above, the party is no longer required to maintain such litigation hold. Nothing in this Paragraph relieves either party of any other obligations imposed by this Order.

66. Defendant’s compliance with the terms of this Order fully and finally resolves all claims of Plaintiffs in the Complaint, including all claims for equitable relief and monetary damages and penalties. This Order does not release claims for practices not addressed in the Complaint’s allegations, including claims that may be held or are currently under investigation by any federal agency, or any claims that may be pursued or actions that may be taken by the appropriate Federal Banking Agency, as defined in 12 U.S.C. § 1813(q), against Defendant, any of its affiliated entities, and/or any institution-affiliated party of Defendant, as defined in 12 U.S.C. § 1813(u), pursuant to 12 U.S.C. § 1818 or any other statute or regulation. This Order does not resolve and does not release claims other than claims for discrimination.

67. Each party to this Order will bear its own costs and attorney’s fees associated with this litigation.

68. The Court will retain jurisdiction for the duration of this Order to enforce its terms, after which time the case will be dismissed with prejudice.

SO ORDERED, this      day of                     , 2015.

UNITED STATES DISTRICT JUDGE

The undersigned hereby apply for and consent to the entry of this Order:

For the Plaintiffs:

LORETTA E. LYNCH

Attorney General

VANITA GUPTA

Principal Assistant Attorney General

Civil Rights Division

STEVEN H. ROSENBAUM

Chief

JON S. SEWARD

Deputy Chief

s/Ronald H. Lee

RONALD H. LEE

Trial Attorney

United States Department of Justice

Civil Rights Division

Housing and Civil Enforcement Section

950 Pennsylvania Avenue, N.W.

Northwestern Building, 7th Floor

Washington, DC 20530

Tel: (202) 616-1892

PAUL J. FISHMAN

United States Attorney

District of New Jersey

s/Michael E. Campion

MICHAEL E. CAMPION

Assistant United States Attorney

970 Broad Street, Suite 700

Newark, NJ 07102

Tel. (973) 645-3141

PATRICE ALEXANDER FICKLIN

Fair Lending Director

REBECCA J. K. GELFOND

Deputy Fair Lending Director

s/Jeffrey Blumberg

JEFFREY BLUMBERG

Senior Fair Lending Enforcement Counsel

MICHAEL POSNER

Fair Lending Enforcement Counsel

CHARLES NIER

Senior Counsel

Consumer Financial Protection Bureau

1700 G Street NW

Washington, DC 20552

Tel: (202) 435-9687

For Hudson City Savings Bank, F.S.B.:

/s/ Kevin T. Sullivan
KEVIN T. SULLIVAN Arnold & Porter LLP 399 Park Avenue New York, NY 10022-4690 Telephone: (212) 715-1086 Email: Kevin.Sullivan@aporter.com

Appendix A

I hereby acknowledge that I have received and read a copy of the Consent Order and the complaint entered in Consumer Financial Protection Bureau and United States v. Hudson City Savings Bank, F.S.B. I have had the opportunity to ask questions and obtain answers to them and I understand my fair lending obligations under this Consent Order.

[Signature]

[Print Name]

[Job Title]

[Date]

Appendix B

I hereby acknowledge that on                                         , I attended the fair lending training program provided to Hudson City Bank employees and agents by                                         . During the training, I received information about my fair lending obligations under the terms of the Consent Order entered by the court in Consumer Financial Protection Bureau and United States v. Hudson City Savings Bank, F.S.B, Hudson City Bank’s current policies, and relevant federal, state, and local laws. I had the opportunity to ask questions and to receive answers to them. I understand my fair lending obligations under this Consent Order, Hudson City Bank’s policies, and those laws.

[Signature]

[Print Name]

[Job Title]

[Date]

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